Exhibit 4.2

The Dakota Real Estate Investment Trust
3003 32nd Avenue South, Suite 250
Fargo, North Dakota 58103
(701) 239-6879

Class B Subscription Agreement

☐New Account                     ☐Existing Account #

(check “New Account” box if not currently a shareholder or the “Existing Account” box if you are a shareholder and supply your account #)

The undersigned hereby tenders this Subscription and applies for the purchase of Units of Beneficial Interest (the “Shares”) of The Dakota Real Estate Investment Trust, a North Dakota registered business trust (the “Trust”). Execution and delivery of this Subscription Agreement and tender of funds constitutes an irrevocable offer to purchase the Shares indicated.

1)                       Purchase: Terms of Offering. Subject to the terms and conditions of this Subscription Agreement and the Subscriber Certification, Warranties and Representations set forth on the reverse side hereof, the undersigned irrevocably offers to purchase Shares described below.

#                             of Shares of Class B Stock For a Total Investment of $                                         ($14.90 per share)

(Make check payable to “Dakota REIT”)

2)                       Registration. The exact registration on such Shares (please print // include completed Form W-9 - for each subscriber):

Complete Registration / Name(s):

Subscriber’s Social Security #:	Date of Birth:

2nd Subscriber’s Social Security # (if applicable):	Date of Birth:

If an Entity rather than an Individual: Tax Identification #:	Date of Formation of Entity:

Home or Business Phone Number:	Email Address:

Street Address:

City, State, ZIP:

3)                       Please check the title(s) that apply:

☐Broker	☐IRA (type)	☐Profit Sharing Plan

☐Corporation (attach resolution)	☐Joint Account	☐Tenancy in Common

☐Custodianship	☐Joint Tenancy – Right of Survivorship	☐Trust (type)

☐Individual	☐Partnership (attach partnership agreement)	☐401 (k) Retirement Plan

☐Other

4)                       Dividend Payment Preference (please mark below to indicate your preference for payment of your quarterly dividend):

Dividend Reinvestment Plan: ☐	or	Cash Dividend: ☐

5)                       Signature(s) Required. Please sign below and if signing by representative capacity, please set forth below the full title and capacity in which you are signing and enclose proper evidence of authority.

Signature of Subscriber:		Date:

Signature of 2nd Subscriber:		Date:

Signature of Custodial Representative:	Printed Name:

Phone Number of Custodial Representative:	Email Address:

Custodial Representative Address:

1

Subscriber Representations and Warranties

6)                       Each Subscriber hereby represents and warrants:

A.                        That Subscriber is a bona fide resident of or is domiciled in the state of                     and is otherwise eligible to become an owner of the Shares.

B.                        That said Subscriber is either a natural person or other legally recognized entity.

C.                        Subscriber is subscribing to acquire at least $25,000 of Class B Shares; Subscriber has either (i) a minimum annual gross income of at least $45,000 and a minimum net worth of $45,000 (exclusive of the value of homes, furnishings and automobiles), or (ii) a net worth  (determined with the foregoing exclusions) of at least $150,000; and the subscription amount for the Shares is not more than 10% of Subscriber’s net worth.  Assets included in the computation of such net worth are valued at fair market value and exclude home, home furnishings and automobiles of Subscriber. Gross annual income is based upon actual income Subscriber had during the last tax year, or is estimated to have during the current year.

D.                        The Subscriber has received and had the opportunity to review the Offering Circular of the Trust dated           , 2017.

E.                         If the Subscriber is purchasing through a Dealer, I have been informed: (1) that the offering involves certain suitability standards and I have provided to such Dealer information regarding my investment objectives, investments, financial situation and needs and other information for the Dealer to make a recommendation as to my purchase of the Shares and (2) of pertinent facts relating to the liquidity and marketability of such Shares.

F.                          Subscriber is an “accredited investor” for the reason(s) in boxes checked below and if no box is checked, Subscriber is not an “accredited investor:”

For Individual Subscriber

☐ my individual income (exclusive of any income attributable to my spouse) was more than $200,000 in each of the most recent two years or the joint income with my spouse was more than $300,000 in each of such years and I reasonably expect to have income in excess of such amount for the current year

☐ my net worth, individually or combined with my spouse, exclusive of the value of my primary residence, is in excess of one million dollars

For Trusts which are Subscribers

☐ the trust has more than $5,000,000 of total assets, was not formed to invest in the Shares and the investment has been determined to be made by a person with knowledge and experience in financial and business matters who is capable of evaluating the merits and risks of the investment

For Other Entities which are Subscribers

☐ all owners of the entity are accredited investors (and the Subscriber will provide additional information upon request)

The Subscriber, by signing below, acknowledges and certifies each of the representations and warranties set forth above as true.

Signature of Subscriber		(attach copy of photo ID and completed W-9)

Signature of 2nd Subscriber		(attach copy of photo ID and completed W-9)

Dealer Information:

Name of Firm:	Name of Registered Representative:

Address:	Phone #:

Signature Registered Representative:		Date:

Dealer Approval Signature:		Date:

Dakota REIT Office: Account ; Number Check # ; ☐ Check Copied ☐W-9; ☐ID; ☐ File Complete